                                                                   EXHIBIT 10.20

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE


$90,000,000                                                       April 20, 2000
                                                              New York, New York

     FOR VALUE RECEIVED, Entravision Communications Company, L.L.C., a Delaware limited liability company (the "Company"), promises to pay to TSG Capital Fund III, L.P., a Delaware limited partnership (the "Holder"), or its registered assigns, the principal sum of Ninety Million Dollars ($90,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this subordinated convertible promissory note ("Note") on the unpaid principal balance calculated in accordance with Section 2 hereof. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder from the date of this Note as set forth above (the "Effective Date"), shall be due and payable on the earlier of (i) the fourth (4/th/) anniversary of the Effective Date, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or become automatically due and payable in accordance with Section 4 hereof. This Note is issued pursuant to the Note Purchase Agreement (as defined below). All payments of principal and interest hereunder shall be made by wire transfer to the account set forth on Schedule "A" or another bank account designated in writing by Holder.

     1.   Definitions.  As used in this Note, the following capitalized terms
          -----------
have the following meanings:

          (a) "Company" includes the limited liability company initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

          (b) "Certificate" shall mean the First Amended and Restated Certificate of Incorporation of the Corporation as amended and/or restated and effective immediately prior to the exchange of this Note.

          (c) "Change of Control" means the occurrence of any event whereby a person or group of persons acting in concert (other than current owners) shall
(i) become (whether by merger, consolidation, or transfer, redemption or issuance of capital stock, limited liability company interests, other Equity Securities or otherwise) the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities constituting more than fifty percent (50%) of the combined voting power of or the economic equity interest in the then-outstanding Equity Securities of the Company (or any surviving or resulting Person) or (ii) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

          (d) "Class A Units" shall mean the Class A Units evidencing a membership interest in the Company in accordance with the terms of the Certificate of Formation and operating agreement of the Company, as amended from time to time.

          (e) "Corporation" shall mean Entravision Communications Corporation, a Delaware corporation.

          (f) "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, membership or partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

          (g) "Event of Default" has the meaning given in Section 5 hereof.

          (h) "Holder" shall mean the person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

          (i) "Indebtedness" means all amounts owing with respect to indebtedness for borrowed money (but excluding the deferred purchase price of property or assets and accounts receivable or similar items arising in the ordinary course of business).

          (j) "IPO" means a public offering of common stock of the Corporation, pursuant to a registration statement that is declared effective under the Securities Act that results in net proceeds to the Corporation of not less than Fifty Million Dollars ($50,000,000).

          (k) "Make-Whole Premium" shall be an additional amount of interest payable by the Company to the Holder solely in the event of a default pursuant to Section 5(c) below in an amount equal to the difference between (i) interest otherwise paid pursuant to the terms of this Note and (ii) an amount equal to a thirty percent (30%) return, compounded annually, on the principal amount of this Note for the period between the Effective Date and the date all amounts due under this Note are paid.

          (l) "Note Purchase Agreement" shall mean the Note Purchase Agreement dated April 20, 2000 between the Company and the Holder (as amended, modified or supplemented from time to time).

          (m) "Obligations" shall mean and include all loans, advances, debts, liabilities and financial obligations, howsoever arising, owed by the Company to the Holder, now existing or hereafter arising under or pursuant to the terms of this Note, including, without limitation, all interest, fees, charges, expenses, and attorneys' fees and costs.

          (n) "Operating Agreement" shall mean the Operating Agreement of the Company, as amended from time to time.

          (o) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

          (p) "Roll-Up" means the closing of that certain exchange transaction contemplated by the Exchange Agreement dated April 20, 2000, by and among the Company, its members and Univision Communications, Inc.

          (q) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (r) "Senior Indebtedness" shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) secured or unsecured indebtedness or financial obligation of the Company or its Subsidiaries, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending or financial institutions regularly engaged in the business of lending money or for reimbursement obligations, or letters of credit (excluding debt that is convertible or exercisable into equity through venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or (iii) any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

          (s) "Subsidiary" shall mean (a) any corporation of which more than fifty percent (50%) of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, limited liability company, joint venture, or other association of which more than fifty percent (50%) of the Equity Securities having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other association is at the time directly or indirectly owned and controlled by the Company, (c) any other entity included in the financial statements of the Company on a consolidated basis.

          (t) "Transaction Documents" shall mean this Note and the Note Purchase Agreement, and any other documents that may be exchanged between the Company and the Holder in connection with the issuance of the Note.

     2.   Interest.  The interest rate to be applied to the unpaid principal
          --------
balance of this Note shall be eight and one-half percent (8.5%) per annum and all accrued interest shall be payable annually in cash on each anniversary of the Effective Date and on each date on which a payment of principal is due hereunder. In the event this Note is converted into Class A Units of the Company or automatically exchanged into Series A Preferred Stock of the Corporation in accordance with Section 8, all interest accrued under this Note shall be payable at the option of the Company (or the Corporation) either in cash or in additional Class A Units or Series A Preferred Stock, valued as set forth in Section 8 below and shall be paid at the time of conversion or exchange. In the event of an occurrence of an Event of Default pursuant to
Section 5(c) below, the Company shall be obligated to pay the Holder additional interest in an amount equal to the Make-Whole Premium.

     3.   Prepayment.  Upon twenty (20) days prior written notice to the Holder
          ----------
and on a date which is at least twelve (12) months after the Effective Date of this Note, the Company may prepay this Note in whole or in part, unless the Holder elects to convert the Note in accordance with Section 8(a) of this Note. No prepayment of this Note may be made at any time prior to the date twelve (12) months after the Effective Date.

     4.   Certain Covenants.  While any amount is outstanding under the Note,
          -----------------
without the prior written consent of the Holder:

          (a) Dividends, Redemptions, Etc. Neither the Company nor the Corporation nor any of their Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities, other than the repurchase of shares of common stock under option agreements or restricted stock purchase agreements with employees, directors or consultants pursuant to arrangements approved by the Executive Committee of the Company or the Board of Directors of the Corporation, as the case may be, and in no event shall such arrangements include the purchase or acquisition of Equity Securities of the Company or the Corporation held by Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik or any affiliates or transferees thereof without the prior written consent of the Holder, which consent shall not be unreasonably withheld; (iii) return any capital to any holder of its Equity Securities; (iv) make any distribution of assets to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that any Subsidiary may pay cash dividends to the Company.

          (b) Incur Indebtedness. The Company or any Subsidiaries shall not incur any Indebtedness which violates the terms of that certain Amended and Restated Credit Agreement dated November 10, 1998, as amended from time to time, between the Company and Union

Bank of California, N.A. or any successor agreement with the lead lender upon refinancing of such debt.

          (c) Liquidation. The Company shall not liquidate, dissolve or wind-up its affairs.

          (d) Amend Organizational Documents. The Company shall not amend its Certificate of Formation or Operating Agreement and the Corporation will not amend its Certificate of Incorporation or Bylaws in a fashion which will adversely affect the rights of the Holder of this Note or the holders of the Series A Preferred Stock issuable upon conversion or exchange of this Note.

          (e) Amend the Exchange Agreement. The Company shall not consent to the amendment of the Exchange Agreement (or the First Restated Certificate of Incorporation or First Amended and Restated Bylaws of the Corporation attached as exhibits to the Exchange Agreement) in a fashion which will adversely affect the rights of the Holder of this Note or the holders of the Series A Preferred Stock issuable upon conversion or exchange of this Note.

     5.   Events of Default.  The occurrence of any of the following shall
          -----------------
constitute an "Event of Default" under this Note and the other Transaction Documents. Promptly upon the occurrence thereof, the Company shall provide the Holder with written notice of the occurrence of any Event of Default hereunder or any event of default with respect to any Senior Indebtedness.

          (a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note or any other Transaction Document on the date due and such failure continues for five (5) days; or

          (b) Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vii) becomes subject to an involuntary bankruptcy case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect which is not dismissed within ninety (90) days after the commencement thereof, or (viii) take any action for the purpose of effecting any of the foregoing; or

          (c) Closing of Roll-Up. The Company shall fail to close the Roll-Up by the Interim Closing Deadline, as defined in that certain Acquisition Agreement and Plan of Merger by and among the Company, the Corporation, ZSPN Acquisition Corporation, Z-Spanish Media Corporation and its stockholders of even date herewith (the "Merger Agreement").

     6.   Rights of the Holder Upon Default.  Upon the occurrence or existence
          ---------------------------------
of any Event of Default other than as described in Section 5(b) above, and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding; provided that if an Event of Default under Section 5(b) shall occur no declaration or notice by the Holder shall be necessary and such Event of Default shall occur automatically. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

     7.   Subordination.  The indebtedness evidenced by this Note is hereby
          -------------
expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Senior Indebtedness of the Company or its Subsidiaries.

          (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on all of the Senior Indebtedness then outstanding.

          (b) Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and the Holder shall have received written notice thereof from the holder of such Senior Indebtedness or the Company, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

          (c) Further Assurances. By acceptance of this Note, the Holder agrees to execute and deliver customary forms of subordination agreements requested from time to time by the holders of Senior Indebtedness, and as a condition to the Holder's rights hereunder, the Company may require that Holder execute such forms of subordination agreements; provided that such forms shall not impose on the Holder terms less favorable than those provided herein. The Holder undertakes and agrees for the benefit of the holders of the Senior Indebtedness to execute, verify, deliver and file any proofs of claim that such holders may at any time require to prove and realize upon any rights or claims pertaining to the Note and to effectuate the full benefit of the subordination contained herein. Upon the failure of the Holder to do so, such holders of Senior Indebtedness shall be deemed to be irrevocably appointed as the agent and attorney-in-fact of the Holder to execute, verify, deliver and file any such proofs of claim.

          (d) No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 7 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law. The provisions of this Section 7 shall not apply to or in any manner restrict a conversion or exchange of the Notes under Section 8 hereof.

          (e) Reliance of the Holders of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the Indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness. A right of the holders of the Senior Indebtedness to enforce subordination as herein provided shall not at any time or in any way be affected or impaired by any failure to act on the part of the Company with the holders of the Senior Indebtedness, or by any non-compliance by the Company or any of its Subsidiaries with any of the terms, provisions or covenants of the Transaction Documents, regardless of any knowledge thereof, the holders of the Senior Indebtedness may have or otherwise be charged with.

     8.   Conversion.
          ----------

          (a) Voluntary Conversion. The Holder has the right, at the Holder's option at any time following December 31, 2000 (or at any time prior to December 31, 2000, solely in connection with the exercise of the Holder's co-sale rights pursuant to Section 2.4 of the Investor Rights Agreement), at any time prior to payment in full of this Note or exchange pursuant to Section 8(b) below to convert the Note at the office of the Company, into the number of Class A Units of the Company which is equal to the quotient obtained by dividing (i) the entire unpaid principal amount of this Note by (ii) the Note Conversion Price. For purposes of this Section 8(a), the "Note Conversion Price" shall be $198.37.

          (b) Automatic Exchange. The entire unpaid principal amount of this Note shall be automatically exchanged into Series A Preferred Stock of the Corporation concurrently with the closing of the Roll-Up. The number of shares of Series A Preferred Stock into which this Note shall be exchanged in the event of an automatic exchange pursuant to this Section 8(b) shall be equal to the entire unpaid principal amount of this Note divided by an amount equal to the lower of (i) 115% of the Entravision Share Consideration (as defined in the Merger Agreement) or (ii) the greater of ninety three percent (93%) of the price per share of Class A Common Stock of the Corporation issued in the IPO, or the Entravision Share Price (as defined in the Merger Agreement).

          (c) Note Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Note Conversion Price shall be subject to adjustment from time to time as follows:

              (i) (1) If the Company shall issue, after the Effective Date, any Additional Units (as defined below) without consideration or for a consideration per share less than the Note Conversion Price in effect immediately prior to the issuance of such Additional Units, the Note Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Note Conversion Price by a fraction, the numerator of which shall be the number of Units outstanding immediately prior to such issuance plus the number of Units that the aggregate consideration received by the Company for such issuance (including Units deemed to be issued pursuant to Sections 8(c)(i)(5)(a) or (b)) would purchase at such Note Conversion Price; and the denominator of which shall be the number of Units outstanding immediately prior to such issuance (including Units deemed to be issued pursuant to Sections 8(c)(i)(5)(a) or (b)) plus the number of such Additional Units.

                   (2) No adjustment of the Note Conversion Price shall be made in an amount less than One Cent ($0.01), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 8(c)(i)(5)(c) and (5)(d) below, no adjustment of such Note Conversion Price pursuant to this Section 8(c)(i) shall have the effect of increasing the Note Conversion Price above the Note Conversion Price in effect immediately prior to such adjustment.

                   (3) In the case of the issuance of Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                   (4) In the case of the issuance of the Units for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Executive Committee of the Company in good faith irrespective of any accounting treatment.

                   (5) In the case of the issuance (whether before, on or after the Effective Date) of options to purchase or rights to subscribe for Units, securities by their terms convertible into or exchangeable for Units or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this
Section 8(c)(i) and Section 8(c)(ii) below:

                       (a) The aggregate maximum number of Units deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Units shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 8(c)(i)(3) and 8(c)(i)(4) above), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Units covered thereby.

                       (b) The aggregate maximum number of Units deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 8(c)(i)(3) and 8(c)(i)(4) above).

                       (c) In the event of any change in the number of Units deliverable or in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the Note Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Units or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Note Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Units (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (e) The number of Units deemed issued and the consideration deemed paid therefor pursuant to Sections 8(c)(i)(5)(a) and (b) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 8(c)(i)(5)(c) or (d) above.

          (ii) "Additional Units" shall mean any Units issued (or deemed to have been issued pursuant to Section 8(c)(i)(5) above) by the Company after the Effective Date other than:

                (1) Units issued pursuant to a transaction described in Section 8(c)(iii) below;

                (2) Units issued upon conversion of the Note;

                (3) Units issued to banks, lenders and equipment lessors in connection with debt financings or equipment leases;

                (4) Units issued for consideration other than cash in connection with mergers, consolidations, acquisitions of assets and other acquisitions or strategic transactions with non-affiliated third parties as approved by the Executive Committee of the Company;

                (5) Units issued to members, Executive Committee members, officers, employees and consultants pursuant to an equity incentive plan or arranged approval by the Company's Executive Committee up to a maximum of fifteen percent (15%) of the equity of the Company on a fully-diluted basis; or

                (6) Units issued by way of dividend or other distribution on Units for which an adjustment is made under Section 8(c)(iii) below.

          (iii) In the event the Company should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding Units or the determination of the holders of Units entitled to receive a dividend or other distribution payable in additional Units or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Units (hereinafter referred to as "Unit Equivalents") without payment of any consideration by such holder for the additional Units or the Unit Equivalents (including the additional Units issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Note Conversion Price shall be appropriately decreased so that the number of Units issuable on conversion of the Note shall be increased in proportion to such increase of the aggregate number of Units outstanding and those issuable with respect to such Unit Equivalents with the number of Units issuable with respect to Unit Equivalents determined from time to time in the manner provided for deemed issuances in
Section 8(c)(i)(5) above.

              (iv) If the number of Units outstanding at any time after the Effective Date is decreased by a combination of the outstanding Units, then, following the record date of such combination, the Note Conversion Price shall be appropriately increased so that the number of Units issuable on conversion of the Note shall be decreased in proportion to such decrease in outstanding Units.

          (d) Recapitalizations. If at any time or from time to time there shall be a recapitalization, reclassification of the Units, or a merger, transfer, consolidation or exchange in respect of the Units and does not constitute a Change in Control (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 8 or
Section 9) provision shall be made so that the Holders of the Note shall thereafter be entitled to receive upon conversion of the Note the number of Units or other securities or property of the Company or otherwise, to which a Holder of Units deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the Holders of the Note after the recapitalization to the end that the provisions of this Section 8 (including adjustment of the Note Conversion Price then in effect and the number of Units purchasable upon conversion of the Note) shall be applicable after that event as nearly equivalent as may be practicable.

          (e) Conversion Procedure.

              (i) Conversion Pursuant to Section 8(a). Before the Holder shall be entitled to convert this Note into Class A Units, it shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice by registered or certified mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to
Section 8(a), and shall state therein the name or names in which the Class A Units are to be issued. The Company shall, as soon as practicable thereafter, issue the Class A Units to which the Holder shall be entitled upon conversion. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note, and the Person or Persons entitled to receive the Class A Units upon such conversion shall be treated for all purposes as the record holder or the Holders of such Class A Units as of such date.

Upon such conversion, the Holder shall be deemed to be admitted as a member of the Company concurrently with such conversion, subject to the execution by the Holder of the Operating Agreement of the Company, as amended, evidencing such Holder's agreement to be bound by the terms, conditions and restrictions of such Operating Agreement, as amended. The Company will take all other actions and execute all other documents as reasonably necessary to admit the Holder as a member of the Company.

              (ii) Exchange Pursuant to Section 8(b). If this Note is automatically exchanged, the Company shall give at least five (5) days written notice which shall be delivered to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying the Holder of the exchange to be effected, the amount of Series A Preferred Stock to be issued upon exchange, the date on which such exchange is expected to occur and calling upon the Holder to surrender to the Company, in the manner and at the place designated, the Note. Upon receipt of such notice, the Holder shall surrender this Note on the date of the Exchange, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder at such principal office a certificate or certificates for the Series A Preferred Stock to which the Holder shall be entitled upon such exchange (bearing such legends as are required by the Note Purchase Agreement and applicable state and federal securities laws in the reasonable opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such exchange under the terms of this Note, including, without limitation, all accrued and unpaid interest. Any exchange of this Note pursuant to Section 8(b) shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Note, and on and after such date the Persons entitled to receive the Series A Preferred Stock issuable upon such exchange shall be treated for all purposes as the record holder of such Series A Preferred Stock.

          (f) Fractional Shares; Effect of Conversion or Exchange. The Company may, but shall not be obligated to, issue any fractional Class A Units or shares of Series A Preferred Stock upon conversion or exchange of this Note. In the event that the Company elects not to issue fractional shares, the Company shall round the number of Units or shares to the nearest whole Unit or share, provided that if such rounding would result in the Holder receiving less than ninety nine point nine percent (99.9%) of the amount of such Common Stock to which he is entitled, pursuant to this Section 8, such fractional shall be rounded up to the next whole Unit or share.

          (g) No Impairment. The Company will not, by amendment of its Operating Agreement or Certificate of Formation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of Equity Securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times, in good faith, assist in carrying out all of the provisions of this Section 8 and the undertaking of all action as may be necessary or appropriate in order to protect the conversion or exchange rights of the Holder against impairment.

     9.   Change of Control.  Upon the occurrence of a Change of Control, the
          -----------------
Holder shall have the right to require the Company to repurchase all or any part (equal to One Thousand Dollars ($1,000) or an integral multiple thereof) of the Note pursuant to the offer described below (the "Change of Control Offer") at an offer price equal to the greater of: (i) the aggregate principal amount of Note plus accrued and unpaid interest thereon or (ii) the amount the Holder would have received if the Holder had converted this Note into Class A Units of the Company pursuant to the provisions of Section 8(a) above immediately prior to such Change of Control. At least thirty (30) days prior to any Change of Control, the Company shall mail a notice (the "Change of Control Notice") to the Holder describing the transaction to constitute the Change of Control offering to repurchase the Note concurrently with the completion of the Change of Control (the "Payment Date"). The Holder shall provide written notice to the Company detailing the extent to which it accepts such repurchase offer within twenty-five days of the Change of Control Notice. Upon surrender of the Note, duly endorsed and delivered to the Company's principal office, the Company shall pay all amounts due the Holder pursuant to such repurchase offer on the Payment Date.

     10.  Successors and Assigns.  Subject to the restrictions on transfer
          ----------------------
described in the Note Purchase Agreement, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     11.  Assignment by the Company.  Neither this Note nor any of the rights,
          -------------------------
interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder.

     12.  Waiver.  The Company hereby waives presentment, demand, or protest and
          ------
any notice of any kind in connection with the delivery, acceptance, performance, default, acceleration, or collection of this Note.

     13.  Notices.  Any notice, request or other communication required or
          -------
permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Note Purchase Agreement or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

     14.  No Intent of Usury.  Nothing contained in this Note or in the
          ------------------
Agreement shall be deemed to require the payment by the Company or the retention by the Holder of interest in excess of the maximum legal rate (the "Maximum Legal Rate"). All agreements between the Holder and the Company pertaining to the obligation evidenced hereby (the "Loan") are expressly limited so that in no contingency or event, whether by reason of acceleration of the maturity of the Loan or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of money to be loaned hereunder exceed the Maximum Legal Rate. If, under any circumstance whatsoever, the fulfillment of any provision of this Note or the Note Purchase Agreement shall involve transcending the limits of validity prescribed by law, then, ipso facto, the obligation to be fulfilled by the Company shall be reduced to the limit of such validity. This provision shall control every provision of all agreements between the Company and the Holder. In the event at any time the interest paid shall exceed the Maximum Legal Rate, the excess amount shall be deemed to be held in trust by the Holder for the exclusive use and benefit of the Company; provided, however, that such amounts held in trust may be applied to interest or other lawful consideration payable under the terms of this Note and the Note Purchase Agreement if such amounts can be so applied without violating applicable laws and without exceeding the Maximum Legal Rate. The Holder may commingle any such amounts with its own funds. If at the time the
Note is paid, the total amount deemed to be interest under applicable laws exceeds the Maximum Legal Rate, the maximum liability of the Company shall be expressly limited to the legal maximum amounts, and in the event any excess sums have been paid or are payable such amounts shall be promptly repaid or credited to the Company. In the event the interest or other consideration payable by the Company hereunder is exempt from applicable usury statutes, or for any other reason is not limited by law, none of the provisions of this paragraph shall be construed so as to limit the interest or other consideration payable under the terms of this Note or the Agreement.

     15.  Payment.  Payment shall be made in lawful tender of the United States.
          -------

     16.  Expenses.  If any action of law or in equity is necessary to enforce
          --------
or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which said party may be entitled.

     17.  Governing Law; Submission to Jurisdiction; Venue.  This Note shall be
          ------------------------------------------------
governed by, and construed in accordance with, the law of the State of New York. All judicial proceedings brought against the Company or any Holder with respect to this Note shall be brought exclusively in any state or federal court of competent jurisdiction in New York County, New York, and by execution and delivery of this Note the Company accepts, the exclusive jurisdiction of the aforesaid courts for such purpose. The Company hereby waives any claim that New York County, New York is an inconvenient forum or an improper forum based on lack of venue. The exclusive choice of forum for the Company as set forth in this Section 17 will not be deemed to preclude the enforcement by the Holder of any judgment obtained in any other forum or the taking by the Holder of any action to enforce the same in any other appropriate jurisdiction.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

"Company"                ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.,
                         a Delaware limited liability company


                         By:  /s/ Walter F. Ulloa
                            --------------------------------------------------
                              Walter F. Ulloa Chairman and Chief Executive
                              Officer


                         By:  /s/ Jeanette L. Tully
                            --------------------------------------------------
                              Jeanette L. Tully, Chief Financial Officer

          [Signature Page to Subordinated Convertible Promissory Note]

                                                LOGO OF QUADRAMED]


                                          FOR:  QUADRAMED CORPORATION
                                     CONTACTS:  Melissa Frediani/VP of Marketing
                                                (415) 482-2100
                                                www.quadramed.com
                                                -----------------

NOT FOR IMMEDIATE RELEASE

                                                Megan Riske/Sterling Hager, Inc.
                                                (617) 926-6665, ext. 366
                                                Mriske@sterlinghager.com


         QUADRAMED NAMES MARK N. THOMAS AS NEW CHIEF FINANCIAL OFFICER

           --Former Lifeguard, Inc. CFO to Lead Financial Operations at Healthcare Information Systems Company--

San Rafael, CA--June XX, 2000--QuadraMed Corporation (Nasdaq: QMDC)--a leading healthcare information systems company dedicated to linking hospitals to their constituents--today announced that Mark N. Thomas has been named the company's Chief Financial Officer. Thomas joins QuadraMed with more than 24 years of experience in financial operations, corporate and strategic planning in the healthcare, insurance, and manufacturing industries. He will report directly to QuadraMed President John Cracchiolo.

"Thomas has a long history of successfully managing the financial operations of multi million dollar corporations," said Cracchiolo. "QuadraMed will look to him for his seasoned experience in strategic planning and developing financially-sound Internet initiatives as the company continues to expand the functionalities of our Web-enabled solutions and services."

Most recently Thomas served as the CFO of Lifeguard, Inc., one of Northern California's leading independent health plans. Thomas oversaw the treasury, accounting, regulatory reporting, as well as the strategic planning and e-commerce initiatives of the $430 million company. During his tenure at Lifeguard, Thomas designed and implemented a profit center performance system, revised the company's investment policy and aligned its investment portfolio.

Previously, Thomas held executive management roles for two insurance companies owned buy Xerox Corporation, serving as their controller, managing director and treasurer. Thomas also directed corporate planning and forecasting for Fireman's Fund Insurance Companies.

A Graduate of Wharton Graduate School, Thomas has a double MBA in finance and strategic planning. He received Bachelor's degrees in economics and political science from Occidental College and a degree in executive education on corporate strategy from the University of Michigan.

QuadraMed Names Mark N. Thomas As New Chief Financial Officer/Page 2 of 2

About QuadraMed Corporation
QuadraMed Corporation uses technology to transform disparate healthcare data into valuable, enterprise-wide information. The Company's web-enabled software and service solutions allow healthcare institutions to generate operational efficiencies, improve cash flow and measure the cost and quality of care. QuadraMed has implemented its solutions in more than 4,000 provider sites across North America, representing over 60% of the nation's hospitals. For more information about QuadraMed, its products and services, visit http://www.quadramed.com.
------------------------

QuadraMed has a significant talent pool, which--through its active participation in professional and trade organizations--has helped to shape the healthcare information technology industry. With broad-based consulting expertise in healthcare business operations and information management, the Company has substantial expertise in the core components stipulated within IIIPAA legislation.

In addition to its web-enabled software solutions, QuadraMed has developed The American Hospital Directory (AHD.com)--the most comprehensive resource for hospital and healthcare benchmarking information on the Web. The site details key measurements of hospitals and their performance, including the services they provide, financial statements, utilization statistics and cost analysis. The site is the only one of its kind to integrate data from the American Hospital Association's Guide to the Health Care Field(TM).

================================================================================
QuadraMed is a trademark of the QuadraMed Corporation. All other trademarks and registered trademarks are the properties of their respective holders.

                                     # # #